July 13, 2005

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Dear «txtMemberFirst»:

While we witnessed the continuation of events that have adversely affected our company and much of the U.S. beef processing industry over the past year, U.S. Premium Beef posted record earnings in the third quarter ending May 28, 2005.

During the quarter, our processing company, National Beef Packing Co., LLC (NBP), was able to improve product sales mix and grow its sales of value added products which contributed to the company's earnings. We continue to be hopeful that the U.S. will normalize relationships with its international trading partners, which could return the U.S. beef processing industry and NBP to a more normal state of operations relative to our export business. However, recent legal developments have increased the uncertainty of the timing of the border opening for importation of live cattle to the U.S. from Canada. Also, while there is a framework of an agreement for the resumption of trade with Japan, it appears trade may not resume for some time given the recent discovery of a BSE positive animal in the U.S.

U.S. Premium Beef recorded a net profit of approximately $11.1 million, or $16.04 per set of linked units (one Class A and one Class B unit), for the fiscal quarter ended May 28, 2005, and a net profit of approximately $0.7 million, or $0.96 per set of linked units, for the thirty-nine weeks ended May 28, 2005. As a reporting company, USPB is required to file quarterly results with the Securities and Exchange Commission (SEC) within 45 days of quarter end. USPB has fulfilled this requirement by filing its Form 10-Q.

In spite of the challenges that NBP and the beef processing industry in general are currently facing, we are encouraged by the strong earnings performance of the third quarter and continue to believe USPB is in an excellent position to compete as one of the world's leading producers of beef products. Our near term objectives have not changed.  We are aggressively pursuing opportunities to generate more value out of our unique integrated food system. Your producer ownership and commitment is an important ingredient to more normalized profitability as we work to recover lost export markets and grow our domestic business.

Sincerely,

Steven D. Hunt
Chief Executive Officer

This letter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC's future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters can be found in the securities filings of U.S. Premium Beef through the Securities and Exchange Commission's Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.